UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

October 23, 2013

Date of Report (Date of earliest event reported)

Chimerix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35867	33-0903395
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

2505 Meridian Parkway, Suite 340 Durham, NC	27713
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 806-1074

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On October 23, 2013, in the press release attached hereto as Exhibit 99.1 and incorporated herein by reference, we announced the completion of an underwritten public offering of 2,476,995 shares of our common stock at a price to the public of $16.50 per share. All of the shares were sold by certain existing stockholders. We did not receive any proceeds from the sale of the shares. The principal purposes of the offering are to facilitate an orderly distribution of shares and to increase the company's public float.

In addition, the selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 371,549 shares of common stock to cover over-allotments.

Morgan Stanley & Co. LLC and Cowen and Company, LLC are acting as joint book-running managers for the offering. William Blair & Company, L.L.C. and Canaccord Genuity Inc. are acting as co-managers for the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on October 18, 2013. The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from: Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, New York, New York 10014, or by calling toll free 1-866-718-1649 or emailing at prospectus@morganstanley.com; or Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, by calling (631) 274-2806, or faxing (631) 254-7140.

Neither the disclosures on this Form 8-K nor the press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release of Chimerix, Inc. dated October 23, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chimerix, Inc.

Dated: October 24, 2013
	By:	/s/ Timothy W. Trost
Timothy W. Trost
Senior Vice President, Chief Financial Officer and Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release of Chimerix, Inc. dated October 23, 2013.